EMPLOYMENT AGREEMENT

     THIS AGREEMENT, effective as of August 21, 1998, by and between BLUE FISH CLOTHING, INC., a Pennsylvania business corporation with its principal offices at No. 3 Sixth Street, Frenchtown, New Jersey 08825 (hereinafter referred to as the "Employer" or the "Corporation") and JEFFREY L. HAIMS residing at 27 South 2nd Street, Apartment 3, Easton, PA 18012 (hereinafter referred to as the "Employee"). The Employer and the Employee are the "Parties" to this Agreement.

     The Purpose of this Agreement is to define the relationship between Employer and Employee.

     In consideration of the mutual promises herein, and intending to be legally bound, the Parties agree as follows:

     1.  Employment, Services and Duties.

         a. The Employer hereby employs Employee, and Employee hereby accepts employment as its President and Chief Executive Officer, to render services in such administrative and representational capacity in connection with the operation of the Employer's business as may be required by the Board of Directors and upon all of the terms and conditions set forth in this Agreement.

         b. Employee agrees to perform his services efficiently and to the best of his ability.

         c. On the effective date of this Agreement, the Corporation's Board of Directors will vote to enlarge the Board by one seat and shall vote to elect the Employee to fill the vacancy created. Employee shall serve in such capacity subject to the provisions of the Corporation's By-Laws. The Corporation shall nominate the Employee for reelection at the next annual meeting of the Corporation's Stockholders and at each succeeding annual meeting so long as this Agreement is in effect and shall use its best efforts to cause the election of the Employee to the Board.

     2.  Term.

         a. The term of employment under this Agreement shall begin on the date of this Agreement, and shall continue for a period of five (5) years, unless previously terminated as provided herein. This Agreement shall continue in force for successive one (1) year periods, unless either Party gives ninety
(90) days written notice of non-renewal prior to the close of the initial five-year period or each subsequent one (1) year period or previously terminated as provided herein.

         b.  Employee's employment may be terminated by the Employer:

             (i) at any time for "Cause", provided, however, that the employee has reasonable opportunity to be heard before the Board of Directors. "Cause" shall mean: (1) Employee breaches any material provision of this Agreement; (2) Employee is convicted of a felony; (3) Employee engages in theft, fraud or embezzlement from the Employer, its customers or suppliers; (4) Employee willfully or habitually refuses or neglects to comply with explicit directives of the Board of Directors or Employee's obligations under this Agreement or as an employee; (5) habitual use of drugs or alcohol; or (6) Employee competes with Employer, unless such competition is consented to by Employer;

             (ii)  if Employer corporation is dissolved;

             (iii) if Employee is totally disabled for a period exceeding six (6) months;

             (iv) if the Employer fails to achieve (1) sales projected or incurs a loss greater than projected on the Board approved budget for the fiscal year ended December 31, 1998, or
(2) a minimum of ten percent (10%) annual sales growth and profit (as measured by EBIT) of at least $200,000 for the fiscal year ending December 31, 1999, or (3) a minimum of ten percent (10%) annual sales growth and ten percent (10%) annual profit growth for each fiscal year thereafter during the term of this Agreement; exclusive, in each case, of sales or profits for businesses acquired after the date of this Agreement. For purposes of this paragraph, the sales and profit/loss shall be calculated annually, based upon the Corporation's audited financial statements; or

             (v)  if the Employee dies.

             In the event of Employee's death during the term of this Agreement, Employee's estate shall be entitled to receive compensation due to Employee until the last day of the weekly period in which his death shall have occurred and for any accrued but unused vacation days.

         If Employee's employment shall be terminated hereunder for any reason other than death, he may, at his election, acquire any insurance policies on his life owned by the Employer by giving written notice of his election to Employer within thirty
(30) days after termination of his employment. Such policies shall be transferred to Employee upon his payment to the Employer of the then interpolated reserve value of said policy of insurance plus a pro rated portion of any paid premium representing the remaining portion of the premium period. In the event any policy transferred to Employee as herein provided shall not have an interpolated terminal reserve value, then the amount to be paid to the Employee shall be its then fair market value plus a pro rated portion of any paid premium representing the remaining portion of the premium period.

         c. Either Party may terminate this Agreement at any time upon ninety (90) days prior written notice to the other Party. In the event the Employer terminates this Agreement without Cause, then the Employer shall continue to pay the Employee's salary for a period of three (3) months plus one month for each full year of employment or portion thereof. Notwithstanding the foregoing, in the event of an occurrence of any of the events set forth in Section 2.b. of this Agreement, Employer may terminate this Agreement without prior notice and compensate Employee only up through the date of termination and for any accrued but unused vacation days. In addition, unless terminated for Cause, if the Employer has met or exceeded sales and profits projected on the Board approved budget through the date of Employee's termination, the Employee shall be entitled to receive bonuses under Schedule A, Section II

(including vesting of ISOs based on Board specified goals), prorated for the percentage of the year that the Employee was employed; provided, however, that pursuant to Internal Revenue Code Section 422, stock options granted to the Employee shall terminate ninety (90) days after termination of employment, unless otherwise determined by the Compensation Committee (with resulting tax and accounting consequences to the Employer and Employee). If the Employer has not met projected sales and profits on the Board approved budget as of the date of Employee's termination, Employee shall not be entitled to receive any bonuses under Schedule A, Section II, unless otherwise determined by the Compensation Committee.

     3. Regular Compensation. For all of the services to be rendered by Employee in any capacity hereunder, and in the performance of any other reasonable duties assigned him by the Employer, the Employer shall pay to the Employee compensation in accordance with the Schedule of Compensation attached hereto as Schedule A.

     4. Adjustments to Regular Compensation. At the direction of the Compensation Committee of the Board of Directors, the Employer may from time to time adjust Employee's regular compensation by entering any such change upon the Schedule of Compensation attached hereto as Schedule A. Such entry shall constitute an amendment to this Employment Agreement as of the date of said entry and shall supersede the compensation provided for in Section 3 of this Agreement and any other change or changes in such compensation previously entered on Schedule A.

     5. Bonuses. As an additional compensation for the services to be rendered by Employee hereunder, Employee shall be eligible to earn bonuses as set forth on Schedule A. Nothing shall prohibit Employer, in its sole discretion, from paying Employee bonuses in excess of the amounts as set forth on Schedule A.

     6. Stock Options. As addition compensation for his services on behalf of the Employer, the Employee shall be entitled to receive the stock options to purchase shares of Common Stock of the Employer as set forth on Schedule A.

     7. Fringe Benefits. The Employee shall also be entitled to participate in all fringe benefits authorized or adopted from time to time by the Employer for its employees in general, except for profit sharing (as this Agreement is in lieu of such participation), including, by way of example and not by way of limitation, participation in any pension, life insurance and health insurance plans, according to the terms of those plans, if, as and when adopted, as listed on Schedule B. Nothing in this Agreement shall require the Employer to adopt or continue any or all fringe benefit plans.

     8. Life Insurance. Employer shall maintain life insurance on the Employee in the amount of One Hundred Thousand Dollars ($100,000.00) which shall be payable to Employee's designated beneficiary or, in the absence of such designation Employee's personal representative.

     9.  Business Expenses.  The Employer shall reimburse the
Employee from time to time for any business expenses in accordance with the Company's expense reimbursement policies, provided that the Employee shall present a list of such expenses incurred during any calendar month to the Employer. Such expenses may include any and all expenses related to scheduled maintenance for the automobile procured by the Employee using the automobile allowance set forth on Schedule B. This list shall include receipts, paid bills, or an extract from an account book which the Employee recorded at or near the time of each expenditure, such documentary evidence showing;
(a) the amount of the expenditures; (b) the time, place and designation of the type of entertainment and travel and other expenses; and (c) any other information sufficient to establish its business relationship to the Employer.

     10. Vacation. The Employee shall be entitled to vacation without reduction in compensation in accordance with the provisions set forth on Schedule B.

     11. Confidentiality of Files, Records, Systems and Operating Procedures. All records and files concerning activities of the Employer which are kept by the Employee during the term of this Agreement shall belong to and remain the property of the Employer and shall be kept entirely confidential. All designs (excluding non-Blue Fish designs created by Employee prior to the effective date of this Agreement), systems and procedures used by Employer or Employee, shall belong to and remain the property of the Employer. Employee shall not either directly or indirectly, divulge any information to anyone regarding such designs, systems and procedures, nor shall they or any material pertaining to them be duplicated for use other than in connection with the duties which are the subject of this Agreement. Further, all records, files, designs, (other than these, created by Employee and mentioned previously) and manuals regarding systems and procedures shall be returned to the Employer upon termination of employment of Employee by the Employer and shall not in any manner, either directly or indirectly, be used subsequently by the Employee for personal gain.

     12. Equitable Relief. The Parties agree that the remedy at law for any breach of the terms of this Agreement would be inadequate and further agree and consent that temporary and permanent injunctive and other equitable relief, including specific performance, may be granted in any proceeding which may be brought to enforce any provision hereof without the necessity of proof of actual damage or inadequacy of any legal remedy.

     3.  Miscellaneous.

         a. Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any prior understandings or written or oral agreements.

         b. Amendment. This Agreement may be modified or amended, provided, however, that no amendment shall be valid unless made in writing and approved in writing by Employee and Employer.

         c. Governing Law. The Parties agree that it is their intention that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of New Jersey to the exclusion of the law of any other forum and without regard to the jurisdiction in which any action or special proceeding may be instituted.

         d. Legal Construction. If for any reason any one or more of the provisions of this Agreement shall be held or declared to be void, invalid or illegal or unenforceable in any respect, then such void, invalid, illegal or unenforceable provision or provisions shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such void, invalid, illegal or unenforceable provision or provisions had never been contained therein.

         e. Parties Bound. This Agreement shall be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

         f. Notice. Any notices provided for in this Agreement shall be in writing and shall be, deemed duly given when personally delivered to the Party to whom it is addressed, or, in lieu of such personal delivery, when deposited in the United States mail, certified and returned receipt requested, and addressed to such Party at the address provided by such party for the purpose of giving notice.

         g. Waiver of Breach. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach or violation hereof.

         h. Gender. All personal pronouns used in this Agreement shall include other genders where used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

         i. Counterparts. This Agreement may be executed in any number of counterparts, and each of such counterpart shall be deemed to be an original for all purposes.

          IN WITNESS WHEREOF, the Employer has caused the Agreement to be signed by its duly authorized officers, and Employee has hereto set his hand and seal as of the day and year first herein above written.

EMPLOYEE                           EMPLOYER:
                                   BLUE FISH CLOTHING, INC.


/s/ Jeffrey L. Haims            By:/s/ Jennifer Barclay
------------------------------     ------------------------------
Jeffrey L. Haims                   Jennifer Barclay, Chairman

                                                                 SCHEDULE A

                    SCHEDULE OF COMPENSATION


I.  Base Compensation.

     During the initial five (5) year term of Employee's employment pursuant to this Agreement and thereafter, Employee shall receive base compensation at an annualized amount of One Hundred Ten Thousand Dollars ($110,000.00), payable in accordance with the Corporation's payroll policies, less all required governmental withholdings. Base Compensation shall be increased by a cost-of-living adjustment based on the Consumer Price index for the Philadelphia metropolitan area, as published by the United States Bureau of Labor Statistics, for service commencing on each of the annual anniversaries of the effective date of this Agreement, effective for the next pay period after the anniversary date.

II.  Bonuses.

     A) Stock Option Grant. Effective on the date of execution of this Agreement, Employee shall be entitled to receive a nine-year incentive stock option ("ISO") to purchase 200,000 shares of the Employer's Common Stock (the "Shares"), and on January 1, 1999, (or such earlier time as the 200,000 share limitation in the 1995 Stock Option Plan (or any successor plan) is enlarged) Employee shall be entitled to receive a nine-year ISO to purchase 35,960 Shares, each option with an exercise price equal to the fair market value of the Employer's Common Stock on the date of the grant. The option to purchase 200,000 shares shall be vested with respect to 78,654 shares upon grant, with the balance to vest as provided below. The option to purchase 35,960 shares shall be unvested at grant. Both options shall vest in full (i) at least thirty (30) days prior to the merger of the Corporation with and into another corporation or the sale of all or substantially all of its stock or assets, or (ii) on the eighth anniversary of the grant date (or on the immediately preceding anniversary date(s) if necessary to comply with Internal Revenue Code Section 422(d), as determined by the Compensation Committee of the Board of Directors); provided, however, that the vesting of each ISO may be accelerated by the Compensation Committee to the most rapid vesting schedule permissible under Code Section 422 upon achievement of certain financial and non-financial goals for the Employee established by the Compensation Committee. Such goals shall be established for the fiscal years ended December 31, 1998 and December 31, 1999 prior to the execution of this Agreement. For each succeeding year during the term of this Agreement, Employee shall submit to the Compensation Committee by November 15 of the preceding year, a list of proposed goals for the following year. The Compensation Committee shall review the Employee's recommendations and formulate final goals by December 31 of the preceding year. Except as noted above, each ISO shall be granted pursuant to the Corporation's then current form of Stock Option Grant which contains, among other things, confidentiality and non-competition provisions.

     B) Additional Stock Option Grant. The Employee shall be entitled to earn additional ISOs with an exercise price equal to fair market value on the date of grant, and with the most rapid vesting schedule allowable under Code Section 422(d), as follows:

         (1)  When the Corporation's Shares have traded either
              (a) over twenty (20) consecutive trading days at a price of at least $3.00 per share, or (b) over a three-month period at an average price of at least $3.00 per share, he shall earn the right to purchase an additional one percent (1%) of the then issued and outstanding Shares.

         (2)  When the Corporation's Shares have traded either
              (a) over twenty (20) consecutive trading days at a price of at least $4.00 per share, or (b) over a three-month period at an average price of at least $4.00 per share, he shall earn the right to purchase an additional one percent (1%) of the then issued and outstanding Shares.

         (3)  When the Corporation's Shares have traded either
              (a) over twenty (20) consecutive trading days at a price of at least $5.00 per share, or (b) over a three-month period at an average price of at least $5.00 per share, he shall earn the right to purchase an additional two percent (2%) of the then issued and outstanding Shares; provided, however, that if this provision is satisfied on or before the second anniversary of the date of the Agreement, he shall earn the right to purchase four percent (4%) of the Corporation's then issued and outstanding shares (rather than 2%).

         (4)  When the Corporation's shares have traded either
              (a) over twenty (20) consecutive trading days at a price of at least $7.00 per share, or (b) over a three-month period at an average price of $7.00 per share, he shall earn the right to purchase an additional three percent (3%) of the then issued and outstanding shares.

     All stock options granted under this Section II.B. shall vest in full at least thirty (30) days prior to the merger of the Corporation with and into another corporation or sale of all or substantially all of its stock or assets; provided, however, that in the event of such merger or sale, the options shall be earned at any time that the specified price per share is attained (rather than after twenty (20) consecutive trading days at or above the specified price or at or above a specified average price over a thirty (30) day period).

     C) Annual Cash Bonus. For the year ended December 31, 1999, and thereafter (unless amended by the Compensation Committee prior to the commencement of the year to which it applies), Employee shall be entitled to receive a cash bonus based on achievement of sales and profit goals in the Board approved budget for the applicable fiscal year as set forth below (exclusive of sales or profits for businesses acquired after the budget is approved):

         Target Bonus: Four percent (4%) of EBIT, calculated before profit sharing.


          Goals Achieved              Percent of Target Bonus Payable
          --------------              -------------------------------
Sales only                                             0%

EBIT only, as follows:
  with less than 85% of Sales Goal                    70%
  with greater than or equal to 85%
       but less than 88% of Sales Goal                75%
  with greater than or equal to 88%
       but less than 91% of Sales Goal                80%
  with greater than or equal to 91%
       but less than 94% of Sales Goal                85%
  with greater than or equal to 94%
       but less than 97% of Sales Goal                90%
  with greater than or equal to 97%
       but less than 100% of Sales Goal               95%

Sales + EBIT                                         100%


          Goals Achieved          Percent of Target Bonus Payable
          --------------          -------------------------------
If both Sales + EBIT goals are
met and either or both exceed:

  For each 1% Sales Goal is exceeded:    Add 3% to 100%

  For each 1/2% EBIT Goal is
       exceeded:                         Add 1.5% to 100%

To illustrate:
  If 105% of Sales Goal and 102%         15% for Sales (5x3%)
  of EBIT Goals are met:                 plus 6% for EBIT
                                         (4x1.5%) = 121%

  If 105% of Sales Goal but only         15% for Sales (5x3%)
  100% EBIT Goal are met:                plus 0% for EBIT = 115%

  If 100% of Sales Goal and 102%         0% for Sales plus 6% for
  of EBIT Goal are met:                  EBIT (4x1.5%) = 106%


                                                          	SCHEDULE B


                            FRINGE BENEFITS

     1. Vacation. The Employee shall be entitled to twenty (20) days of absence from the performance of his duties with pay during each year of this Agreement. Such time may not be accrued or carried over from year to year, and the Employee will not be paid for any unused time except with the express written approval of the Employer or as required by law. In the event this Agreement terminates other than at the end of a year, the Employee's entitlement to vacation time shall be prorated to the date of termination.

     2. Sick Time and Holidays. The Employee shall be entitled to sick time and holidays in accordance with the Corporation's policies for managerial employees generally.

     3.  Medical Insurance (family coverage).  90% paid by Blue
Fish

     4.  Participation in Corporation's 401(k) Plan

     5. $100,000 Life Insurance Policy with Employee designated beneficiary

     6. Blue Fish apparel and other store items at cost through retail/wholesale (promotional articles available as needed)

     7. Automobile allowance of $450 per month, with Corporation-paid automobile insurance.

     8. Employee shall not be entitled to participate in any employee profit sharing plan (this Agreement being in lieu of participation in such plan).